                                 EMPLOYMENT AGREEMENT


     AGREEMENT made as of March 1, 1998 between United Asset Management Corporation ("UAM"), a Delaware corporation and Charles E. Haldeman, Jr. ("Executive").

                                     AGREEMENT

     In consideration of the mutual covenants and the agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

     Section 1. TERM OF EMPLOYMENT; COMPENSATION. UAM agrees to employ Executive for a period of three (3) years beginning on the date hereof (the "Term") as President of UAM; and Executive hereby accepts such employment. UAM will pay Executive for his services during the Term hereof such annual amounts as shall be determined by the Compensation Committee of UAM's Board of Directors, provided, however, that Executive's compensation for each year (or portions thereof on a pro rated basis) shall include an annual salary of not less than $800,000, and annual bonus of not less than the amount that would be calculated by multiplying $360,000 times the excess of UAM's operating cash flow per share for such year over $1.00 (subject to appropriate adjustment in the
event of any stock dividend or stock split).   All payments shall be subject to
applicable withholding requirements.

     In addition, Executive will be entitled to annual option grants under UAM's Stock Option Plan for a number of shares at least equal to the amount of the annual bonus calculated pursuant to the foregoing divided by the value of such options shares as determined in accordance with the Black-Scholes model for valuing options. Such options shall be exercisable at the market price of UAM's common stock on the date of grant and shall vest in equal annual installments over four years beginning on the first anniversary of the date of grant and shall terminate after five years.

     The minimum compensation called for by the foregoing shall be determined in accordance with past practices of the Compensation Committee.

     Notwithstanding the foregoing, if the existing members of the Compensation Committee of UAM's Board of Directors adopt modifications to the method of calculating bonuses and option grants to senior executives of UAM prior to the next


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annual meeting of the stockholders of UAM, the foregoing provisions with respect to minimum bonus and option grants shall be and hereby are modified to incorporate such changes as they relate to Executive.

     Section 2. OFFICE AND DUTIES. During the Term and while employed by UAM, Executive shall devote substantially all of his business time to his duties hereunder and shall, to the best of his ability, perform such duties in a manner which will faithfully and diligently further the business and interests of UAM.

     Section 3. BENEFITS. Executive shall participate, to the extent he is eligible and in a manner and to an extent that is fair and appropriate in light of the position and duties granted to him hereunder, in all bonus, pension, profit-sharing, group insurance, or other fringe benefit plans which UAM may hereafter in its absolute discretion make available generally to its officers, but UAM will not be required to establish any such program or plan. Executive shall be entitled to such vacations and to reimbursement of such expenses as UAM's policies allow to officers.

     Section 4.     TERMINATION OF EMPLOYMENT.

     Notwithstanding any other provision of this Employment Agreement, Executive's employment may be terminated by UAM during the Term only in the following circumstances:

(i) At any time in the event of Executive's material breach of any of the terms of this Employment Agreement; his conviction of a crime, which conviction has a material adverse effect on UAM; or his willful misconduct in the performance of his duties hereunder.

(ii) Upon thirty (30) days' notice to Executive if he should be unable, for one or more periods aggregating four (4) months or more during any consecutive twelve (12) month period, because of illness, accident, or other disability (mental or physical), to discharge substantially all of his duties hereunder.

     Section 5. CONFIDENTIALITY. Except in performance of services for UAM, Executive shall not, either during the period of his employment with UAM or thereafter, use for his own benefit or disclose to or use for the benefit of any person outside UAM, any information not already lawfully available to the public concerning the business of UAM, whether Executive has such information in his memory or embodied in writing or other tangible form.

     Section 6. ASSIGNABILITY. This Employment Agreement shall be binding upon and inure to the benefit of UAM, and to any person or firm who may succeed to substantially all of the assets of UAM. Any successor to substantially all of UAM's


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assets and business, whether by merger, consolidation, purchase of assets or otherwise, shall succeed to the rights and obligations of UAM hereunder. UAM shall require any such successor, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that UAM would be required to perform it if no such succession had taken place. The failure of UAM to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from UAM or its successor in the same amount and on the same terms as Executive would be entitled hereunder. This Employment Agreement shall not be assignable by Executive.

     Section 7. ENTIRE AGREEMENT. This Employment Agreement contains the entire agreement between UAM and Executive with respect to the subject matter hereof.

     Section 8. WAIVERS AND FURTHER AGREEMENTS. Neither this Employment Agreement nor any term or condition hereof, including without limitation the terms and conditions of this Section 8, may be waived or modified in whole or in part as against UAM or Executive except by written instrument executed by or on behalf of the party other than the party seeking such waiver or modification, expressly stating that it is intended to operate as a waiver or modification of this Employment Agreement or the applicable term or condition hereof.

     Section 9. AMENDMENTS. This Employment Agreement may not be amended, nor shall any change, modification, consent, or discharge be effected except by written instrument executed by or on behalf of the party against whom enforcement of any change, modification, consent or discharge is sought.


     Section 10. GOVERNING LAW. The execution, interpretation, and performance of this Agreement and any claims arising out of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts without regard to the conflict of law provisions thereof.



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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as a sealed instrument as of the date first above written.

                                             UNITED ASSET MANAGEMENT
EXECUTIVE                                    CORPORATION



Charles E. Haldeman, Jr.                By:  Norton H. Reamer
-----------------------------------          -----------------------------------
Charles E. Haldeman, Jr.                     Norton H. Reamer, Chairman and
                                             Chief Executive Officer










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